Exhibit 99.4
REDEMPTION AGREEMENT
THIS REDEMPTION AGREEMENT (this “Agreement”) is made and entered into effective as of February 16, 2007 (the “Effective Date”) by and among the stockholders set forth on the signature pages hereto (each a "Stockholder" and collectively, the “Stockholders”) and ACQUICOR TECHNOLOGY INC., a Delaware corporation (the "Company").
RECITALS

A. The Stockholders own the shares of the Company’s Common Stock, $0.0001 par value (the “Common Stock”), set forth on SCHEDULE A hereto.

B. The Stockholders desire to sell to the Company the shares of the Common Stock identified on SCHEDULE A hereto (the “Redemption Shares”) pursuant to the terms and conditions set forth in this Agreement.

C. The Company desires to repurchase and redeem all Redemption Shares pursuant to the terms and conditions set forth in this Agreement.
AGREEMENT

In consideration of the foregoing and of the mutual promises, covenants and releases set forth below, the parties agree as follows:

1. REDEMPTION OF SHARES. Each Stockholder hereby agrees to sell such Stockholder’s Redemption Shares to the Company, and the Company hereby agrees to redeem such Redemption Shares from such Stockholder, on the Effective Date and in accordance with the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND CLOSING. On the date hereof or at such other date mutually agreed upon by the parties hereto, the Company shall pay to each Stockholder the redemption price set forth on  SCHEDULE A in respect of such Stockholder (with respect to each Stockholder, the “Redemption Price”) upon surrender by such Stockholder to the Company of the original stock certificate(s) representing such Stockholder’s Redemption Shares, duly endorsed for transfer to the Company pursuant to the form of stock powers attached hereto as Exhibit A for the Shares to be repurchased, or a duly executed and notarized lost share certificate affidavit and indemnity agreement, in the form provided by the Company.

3. ASSIGNMENT; BINDING EFFECT. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, predecessors and successors of the parties hereto.

4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with internal, substantive laws of the State of California without reference to conflict of law principles.

5. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.  This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument and agreement.
6. EFFECTIVENESS. This Agreement shall not be effective with respect to the Company and any Stockholder unless and until it is executed by the Company and such Stockholder, it being understood and agreed that upon such execution, the Agreement will be effective automatically with respect to the Company and such Stockholder and without further action by any person or party and shall be deemed to have been mutually delivered and accepted by the parties immediately upon such execution.
7. FURTHER ASSURANCES. Each of the parties hereto agrees that, at the reasonable request of the other party from time to time, it shall take such further actions, execute and deliver such further documents, and provide such further assurances, as may be necessary or appropriate to evidence or confirm the repurchase of the Redemption Shares by the Company hereunder and the respective obligations of the parties hereunder and to provide for their due performance as contemplated hereby.

8. COUNTERPARTS; FACSIMILE EXECUTION. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. This Agreement may be executed by facsimile.

9. NOTICES. All notices and other communications under this Agreement shall be in writing. Unless and until the parties are notified in writing to the contrary, all notices, communications and documents, if not delivered by hand, shall be mailed, addressed to the addresses set forth under each party’s signature to this Agreement. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid.

[SIGNATURE PAGES FOLLOW]

2

IN WITNESS WHEREOF, the parties have executed this REDEMPTION AGREEMENT on the date set forth above, to be effective on the Effective Date.

THE STOCKHOLDERS:

ACQUICOR MANAGEMENT LLC

By: /s/ Gilbert F. Amelio
Name: Gilbert F. Amelio
Title: Manager

MOSHE I. MEIDAR

/s/ Moshe I. Meidar

JOHN P. KENSEY, AS TRUSTEE OF THE JOHN P. KENSEY LIVING TRUST

/s/ John P. Kensey

HAROLD L. CLARK

/s/ Harold L. Clark

THE COMPANY:

ACQUICOR TECHNOLOGY INC.

By: /s/ Gilbert F. Amelio
Name: Gilbert F. Amelio
Title: Chairman and Chief Executive Officer

EXHIBIT A

STOCK POWER
(STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ACQUICOR TECHNOLOGY INC. __________ shares of Common Stock of  ACQUICOR TECHNOLOGY INC., a Delaware corporation (the “Company”), standing in its name on the books of such Company, as represented by Certificate(s) No. ____, which is/are attached hereto and does hereby irrevocably constitute and appoint Cooley Godward LLP as its attorney, to transfer such stock on the books of the Company with full power of substitution in the premises.

Dated: _________ __, 2007

[STOCKHOLDER]

By:
Name:
Title:

SCHEDULE A

REDEMPTION

Insider	Number of shares	Redemption Price
Acquicor Management LLC	1,669,759	$7,768.15
Harold L. Clark	67,993	$316.32
John P. Kensey Living Trust	67,993	$316.32
Moshe I. Meidar	67,993	$316.32